Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Katie Hayes, Investor Relations 630-574-3012

GREAT LAKES REPORTS YEAR-END RESULTS

Dredging Segment Earns Revenue of $587 Million

Company Maintains Over $400 Million in Backlog

Misses Adjusted EBITDA Guidance

Restates Second and Third Quarter 2012 Results

Announces Departure of Bruce Biemeck, President and COO

Oak Brook, Illinois – March 14, 2013 – Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the quarter and year ended December 31, 2012.

For the three months ended December 31, 2012, Great Lakes reported Revenue of $207.1 million, Net Income attributable to Great Lakes of $0.3 million and Adjusted EBITDA of $21.3 million. For the year ended December 31, 2012, Great Lakes reported Revenue of $687.6 million, Net Loss attributable to Great Lakes of $2.7 million and Adjusted EBITDA of $60.9 million.

The Company will amend its September 30, 2012 and June 30, 2012 Quarterly Reports on Form 10-Q which will delay its filing of the 2012 Form 10-K. The Company expects to file its 2012 Form 10-K and amendments to its September 30, 2012 and June 30, 2012 Quarterly Reports on Form 10-Q by March 29, 2013. The Company will also identify and disclose a material weakness in internal control over financial reporting.

Restatement of Second and Third Quarters

During the preparation of its year-end financial statements, the Company identified instances in its demolition segment where revenue was recognized in a manner not consistent with Great Lakes’ accounting policy. Great Lakes’ policy regarding pending change orders is to immediately recognize the costs but defer the recognition of the related revenue until the recovery is probable and collectability is reasonably assured. Certain pending change orders where client acceptance has not been finalized were included as revenue. After a review, the Company concluded 2012 second and third quarter demolition segment revenues were overstated by $3.9 million and $4.3 million, respectively. The Company believes recognition of a significant portion of these amounts is a timing issue. However, the Company cannot provide assurance the revenue from these pending change orders is certain to be realized.

Restatements of the financial statements to be included in the amended Quarterly Reports on Form 10-Q for the second and third quarters of 2012 will also include adjustments to dredging operating income to record $1.3 million and $0.9 million, respectively, of expenses previously capitalized and incurred in the preparation of vessels for the Wheatstone Australia LNG project. These expenses were incurred as a strategic decision to minimize downtime and positively impact the project gross margin while we work in a remote area of Australia in 2013 and 2014.

Fourth Quarter

For the fourth quarter, $5.6 million of demolition revenue originally expected to be realized did not meet the Company’s revenue recognition standards. The Company also believes recognition of a significant portion of these amounts is a timing issue. However, the Company cannot provide assurance the revenue from these pending change orders is certain to be realized.

Executive Departure

The Company also announced the departure of Bruce J. Biemeck, President and Chief Operating Officer effective March 13, 2013 with recognition of his years of service as an officer and member of the Board of Directors. Mr. Biemeck served as Chief Financial Officer until August 20, 2012.

Please refer to the Form 12b-25 and Form 8-K which will be filed with the SEC later today for additional information.

Commentary

Jonathan Berger, Chief Executive Officer, said “I am deeply disappointed with the issues in our demolition segment, which contributed to the need to restate our second and third quarter financial results, and deferral of the recognition of revenue and Adjusted EBITDA. We will be focusing on improving controls at our demolition segment and throughout the Company. We at Great Lakes are committed to growing our business and increasing shareholder value. The demolition segment is a key part of our growth strategy, and we are committed to having the right personnel and tools in place to effectively grow the segment while maintaining adequate operational and financial controls.

“On December 31, 2012 we purchased the assets of Terra Contracting, a respected provider of a wide variety of essential services for environmental, maintenance and infrastructure-related applications. With Terra’s environmental expertise we expect to broaden the service offerings of our demolition and environmental businesses and expand their market reach.”

William Steckel, Chief Financial Officer said “The dredging segment had a strong quarter, with record revenue of $190.1 million. The dredging segment safely and efficiently executed over 18 domestic projects in the quarter. Although our results in dredging were outstanding, we fell short of our high expectations for the fourth quarter. This was in part because three dredging projects shifted from the fourth quarter into the first quarter of 2013 and there were cost overruns in two other projects. The dredging segment had also expected to sell an underutilized dredge prior to year end. The buyer experienced funding delays and we now expect to realize the $4.0 million gain on the sale of this dredge in 2013.

“We maintained our strategic investment in working capital for key projects and balanced these investments with our overall objective of maximizing shareholder value, with the decrease in cash in the quarter resulting primarily from our $15 million special dividend. As previously disclosed, we have committed substantial working capital to large projects this year with the most significant investments being Wheatstone and the Scofield island coastal restoration project in Louisiana. Across these two projects, we have invested nearly $60 million. We expect to recapture this working capital throughout 2013. We have a strong focus going forward on working capital management and generating positive cash flow.

“During 2012 we incurred $4.7 million of accelerated maintenance expenses related to preparation of vessels for the Wheatstone project in Australia, which we expected to recognize in future periods based on project performance. In our amended June 30, 2012 and September 30, 2012 Form 10-Qs we will adjust dredging operating income to record $1.3 million and $0.9 million, respectively, of these expenses as a period cost. The remaining $2.5 million was expensed in the fourth quarter. The Company does not frequently incur significant accelerated maintenance as a part of its international deployments. We have therefore excluded these accelerated maintenance expenses from the calculation of Adjusted EBITDA that we are including in this earnings release. Exclusion of these expenses from the calculation of Adjusted EBITDA allows users of the financial statements to more easily compare our year-to-year results.

“As a result of the matters described in this release, we did not meet one of our financial covenants in our senior revolving credit facility (“Credit Agreement”) and our International Letter of Credit Facility at December 31, 2012. Both the Credit Agreement and the International Letter of Credit Facility require us to maintain a minimum fixed charge coverage ratio of 1.25 to 1.0. Our fixed charge coverage ratio as of December 31, 2012 was 1.12x, resulting in a default under the Credit Agreement and International Letter of Credit Facility, and a potential default due to a change of condition under our bonding agreement. While there can be no guarantees, we expect to receive all necessary waivers from our banks and our surety prior to filing our Form 10-K and we anticipate being in full compliance will all financial covenants in the first quarter of 2013.”

2012 Fourth Quarter Operating Results & Highlights

	Q4 2012	Q4 2011
Revenue	$207.1 million	$158.6 million
Increase	30.6%

Gross Profit	$21.9 million	$18.4 million
Gross Profit Margin	10.6%	11.6%

Operating Income	$5.1 million	$15.2 million
Decrease	66.4%

Net Income attributable to Great Lakes	$0.3 million	$6.8 million
Per Diluted Share	$0.01	$0.12

Adjusted EBITDA	$21.3 million	$25.8 million
Decrease	17.4%

	December 31, 2012	December 31, 2011
Total Debt	$263.1 million	$255.6 million

Net Debt (Debt less cash)	$238.7 million	$142.3 million

Cash and cash equivalents	$24.4 million	$113.3 million

Revenue & Gross Profit

•	Revenue increases in the quarter included:

•	123% increase in domestic capital dredging revenue driven by deepening work in the Ports of New York and New Jersey and coastal restoration in Louisiana;

•

118% increase in maintenance dredging revenue driven by a maintenance project in Baltimore, Maryland and concluding work on a maintenance project in Louisiana as well as other projects along the East Coast that were worked in the quarter;

•	112% increase in foreign capital dredging related to revenue recognized on the Wheatstone project as well as two land reclamation projects in Bahrain;

•

The above increases were partially offset by decreases in demolition revenue (52%) and coastal protection (previously referred to as beach nourishment) revenue (27%). Significant work was done in the demolition segment in 2012 on projects where revenue was not recognized because of pending change orders. In addition, demolition revenue was higher in 2011 due to the revenue recorded on a large bridge demolition project in Louisiana that did not reoccur in 2012. Coastal protection revenue was atypically high in 2011.

•	Gross profit margin (gross profit divided by revenue) decreased due to:

•	The impact of costs incurred in excess of revenue recognized related to pending change orders on certain demolition projects;

•	This was partially offset by an increase in revenue in the dredging segment, specifically higher margin capital projects.

Operating Income

•

Declined compared to the prior year quarter due to the decrease in gross profit noted above and due to $8.6 million in gains that were recognized in the prior year as a result of the sale of two underutilized assets.

Cash and cash equivalents

•

Cash and cash equivalents declined in the quarter primarily due to the issuance of a $15 million special dividend. Throughout 2012 cash and cash equivalents have declined due to continued investments in working capital on long term projects, including the $60 million invested in the Wheatstone and Scofield projects, as well as capital investments in our fleet and new equipment. Cash also declined due to costs incurred on pending change orders for demolition segment projects.

Year Ended December 31, 2012 Operating Results & Highlights

	YTD 12/31/12	YTD 12/31/11
Revenue	$687.6 million	$627.3 million
Increase	9.6%

Gross Profit	$68.4 million	$93.0 million
Gross Profit Margin	9.9%	14.8%

Operating Income	$15.5 million	$54.3 million
Decrease	71.5%

Net Income (Loss) attributable to Great Lakes	$(2.7) million	$16.5 million
Per Diluted Share	$(0.05)	$0.28

Adjusted EBITDA	$60.9 million	$93.7 million
Decrease	35.0%

Revenue & Gross Profit

•

Full year 2012 revenue increased primarily due to an increase in four of the five dredging markets compared to 2011; however, the gross profit margin was down due to costs incurred in excess of revenue recognized related to pending change orders in the demolition segment, and weather impacts and lower dredge utilization during the 2012 first and third quarters.

Operating Income

•

Operating income was down for the full year 2012 compared to the prior year, due to lower gross profit, as discussed above. In addition, in 2011 the Company sold two underutilized hopper dredges and an underutilized piece of land, which generated cash proceeds of $15.6 million and resulted in a gain of $11.7 million.

Net Income (Loss) Attributable to Great Lakes

•	A net loss attributable to Great Lakes was recorded for the full year 2012, versus net income attributable to Great Lakes in 2011, due to lower operating income.

Bid Market & Backlog

The domestic dredging bid market for 2012 totaled $939 million, compared to $1,041 million in 2011. The Company won 37% of the overall domestic bid market during this period, in line with its prior three year average of 39%. In 2012 Great Lakes won:

•	52%, or $108 million, of the coastal protection projects awarded;

•	35%, or $84 million, of the capital projects awarded;

•	29%, or $115 million, of the maintenance projects awarded; and

•	45%, or $42 million, of the rivers & lakes projects awarded.

The 2012 bid market was down slightly from the prior year, driven by a decrease in capital and coastal protection dredging. The coastal protection market was atypically high in 2011, with the highest volume of coastal protection work ever awarded. The coastal protection market in 2012 was the third highest coastal protection market ever bid.

Great Lakes was the low bidder in the fourth quarter on a $68 million deepening in the Port of New York/New Jersey. $41 million of that project was awarded in January and the remaining $27 million was awarded in March. Proposals on the Miami Harbor deepening project were submitted during the first quarter of 2013.

Great Lakes’ backlog remains at a high level. Dredging backlog and pending domestic awards at December 31, 2012 reached $471 million, which compares favorably to $355 million at December 31, 2011. The Company’s contracted dredging backlog without pending domestic awards was $389 million at December 31, 2012 compared to $319 million at December 31, 2011.

Demolition segment backlog was $60 million at December 31, 2012, including $7.7 million from Terra, and $51 million at December 31, 2011. Demolition backlog includes a $23.3 million brownfield development project in New Jersey and an $11.3 million demolition project in Columbus, Ohio.

Commentary

Mr. Steckel said, “While the quarter was strong, with record revenue and Adjusted EBITDA in the dredging segment, it fell short of our expectations. As to the future, we believe we are well positioned to take advantage of key opportunities in our dredging and demolition markets that will, with strong execution, result in revenue growth and improved margins.

“We are focusing on improving our internal controls. We will undergo a thorough retraining of our demolition segment personnel, we will add key personnel where needed and we will strengthen our procedures to ensure our divisions comply with all of our operational and accounting policies. We will be installing new estimating and project management software at the demolition segment.”

Mr. Berger added, “We continue to be excited about our businesses and the opportunities available to us. Domestically, we submitted our proposal for the Miami Harbor Deepening project in January, and we are waiting to hear from the Army Corps of Engineers. In the first quarter of 2013 we were awarded a $68 million deepening project in the Ports of New York and New Jersey. In our capital dredging market, this month we were also awarded a $40 million Shell Island East coastal restoration project in Louisiana. This work will be adjacent to the Scofield Island project on which we are currently working.

“We have seen new funding sources for both coastal restoration and coastal protection projects. Criminal and civil penalties settled to date related to the Deepwater Horizon Oil spill should result in over $1.5 billion being directed to coastal restoration in the Gulf Coast area. Additional BP civil penalties could further increase funding in the Gulf. Legislation passed in January will also provide emergency funding for those areas affected by Superstorm Sandy. We are currently working with the Corps to understand which projects are expected to be bid and when, and feel confident there will be a significant positive impact to the 2013 market and for the foreseeable future. We believe this funding provides the foundation for renewed federal government commitment to coastal protection for the long term and is being met with renewed interest in funding projects at the State levels as well.

“Internationally, our Middle East market has been bolstered by a $40 million project in Qatar, and we are cautiously optimistic about additional large scale projects in that region. We expect to see our results positively impacted from the Wheatstone project in 2013 and 2014. We are also moving one of our clamshell dredges to Brazil to complete a $20 million project and expect to bid on other projects in that region with our dredge.

“The acquisition of Terra Contracting broadens our remediation capabilities and also brings a stronger market presence outside of the northeast where we have traditionally focused. The successful partnership of our broadened demolition and remediation capabilities with our dredging expertise is an important component to our Company’s growth.

“Our enthusiasm for the near and long term prospects for Great Lakes remains strong. Recognition of the need for additional investment in U.S. ports and waterways is expected to support an increase of appropriations to future U.S. Army Corps of Engineers’ budgets for maintenance and capital dredging. Sequestration may have an impact in the short term on projects coming out to bid, but we believe once Washington straightens out the budget issues, they will continue to focus on infrastructure investment as their rhetoric consistently suggests. The public investment in port infrastructure is necessary as the ongoing expansion of the Panama Canal and initiatives to increase exports heightens the need for the U.S. to deepen its East and Gulf Coast ports to facilitate larger draft vessels. We believe coastal restoration and coastal protection efforts will increase as a result of the recognition of the value of such projects post Superstorm Sandy. Settlements between the Justice Department and BP related to the Deepwater Horizon Oil Spill also are expected to generate a significant number of coastal projects. Proudly, Great Lakes is building the largest hopper dredge in the U.S. because of these market dynamics. This will strategically position the Company to capitalize on future deepenings, coastal restoration and coastal protection projects throughout the U.S.”

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments. Beginning in the fourth quarter of 2012, we have modified our Adjusted EBITDA calculation for accelerated maintenance expense for new international deployments that are not directly recoverable under the related dredging contract and are therefore expensed as incurred. The Company does not frequently incur significant maintenance as a part of its international deployments. As such, the exclusion of these accelerated maintenance expenses from the calculation of Adjusted EBITDA allows users of our financial statements to more easily compare our year-to-year results. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, interest and income tax expense and the associated significant cash requirements, and depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses Adjusted EBITDA as a means to provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. Adjusted EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Friday, March 15, 2013 at 8:00 a.m. C.D.T (9:00 a.m. E.D.T.). The call in number is 877-377-7553 and conference ID is 23701956. The conference call will be available by replay until March 20, 2013, by calling 800-585-8367 and providing passcode 23701956. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition and remediation services primarily in the Northeast. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 122-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (the “SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, backlog, severe weather related costs, uncertainty related to pending litigation, uncertainty relating to our ability to recognize in subsequent periods demolition segment revenues that previously had been or were expected to be recognized during 2012, government regulation, our ability to strengthen our internal control over financial reporting and disclosure controls and procedures, particularly in light of the matters disclosed in this earnings release as well as in the Form 12b-25 and Form 8-K that we filed today, our ability to secure waivers from our banks, surety and other third parties, as applicable, with regard to the covenant matter described in this press release, restrictive debt covenants and fluctuations in quarterly operations, costs associated with environmental compliance efforts and the possibility that we may incur substantial environmental liabilities, liabilities associated with our joint ventures, partners and subcontractors and those factors, risks and uncertainties that are described in Item 1A “Risk Factors” of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2011, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

CONTRACT REVENUES	$207,086	$158,568	$687,584	$627,333

GROSS PROFIT	21,851	18,418	68,399	93,017

GENERAL AND ADMINISTRATIVE EXPENSES	17,069	11,987	53,459	50,434
GAIN ON SALE OF ASSETS—Net	(333)	(8,809)	(565)	(11,711)

Total operating income	5,115	15,240	15,505	54,294

Other income (expense)
Interest expense—net	(5,175)	(5,233)	(20,922)	(21,665)
Equity in earnings (loss) of joint ventures	(29)	(298)	124	(406)
Loss on foreign currency transactions—net	(63)	262	(118)	(282)
Loss on extinguishment of debt	—	—	—	(5,145)

INCOME (LOSS) BEFORE INCOME TAXES	(152)	9,971	(5,411)	26,796

INCOME TAX (PROVISION) BENEFIT	35	(2,945)	2,071	(9,545)

NET INCOME (LOSS)	(117)	7,026	(3,340)	17,251

Net (income) loss attributable to noncontrolling interests	419	(198)	645	(723)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION	$302	$6,828	$(2,695)	$16,528

Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.01	$0.12	$(0.05)	$0.28
Basic weighted average shares	59,316	58,973	59,195	58,891

Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.01	$0.12	$(0.05)	$0.28
Diluted weighted average shares	59,851	59,236	59,195	59,230

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA

(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$302	$6,828	$(2,695)	$16,528
Adjusted for:
Accelerated maintenance expenses	2,474	—	4,672	—
Loss on extinguishment of debt	—	—	—	5,145
Interest expense—net	5,175	5,233	20,922	21,665
Income tax provision (benefit)	(35)	2,945	(2,071)	9,545
Depreciation and amortization	13,397	10,839	40,034	40,838

Adjusted EBITDA	$21,313	$25,845	$60,862	$93,721

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2012	2011

Cash and cash equivalents	$24,440	$113,288
Total current assets	313,690	325,778
Total assets	826,395	788,460
Total short-term debt	13,098	3,033
Total current liabilities	185,950	130,526
Long-term debt	250,000	252,558
Total equity	273,425	292,537

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2012	2011	2012	2011
Dredging:
Capital—U.S.	$57,770	$25,964	$175,317	$156,251
Capital—foreign	37,040	17,453	112,242	77,232
Coastal protection	34,297	47,217	126,873	135,164
Maintenance	51,251	23,491	136,550	116,016
Rivers & lakes	10,072	9,736	35,873	35,471

Total dredging revenues	190,430	123,861	586,855	520,134
Demolition	16,656	34,707	100,729	107,199

Total revenues	$207,086	$158,568	$687,584	$627,333

Note: Dredging contract revenues for the year ended December 31, 2012 are net of $1,374 in intersegment revenues. Demolition contract revenues for the year ended December 31, 2012 are net of $75 in intersegment revenues.

	As of
	December 31,	December 31,
Backlog (in thousands)	2012	2011
Dredging:
Capital—U.S.	$43,177	$109,897
Capital—foreign	218,953	78,379
Coastal protection	80,245	84,607
Maintenance	22,406	31,293
Rivers & lakes	24,510	15,256

Total dredging backlog	389,291	319,432
Demolition	60,148	50,672

Total backlog	$449,439	$370,104

Note: December 31, 2012 demolition backlog includes $7,700 of backlog acquired by the Company on December 31, 2012 in connection with the Terra acquisition.